CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            COVOL TECHNOLOGIES, INC.


         Covol Technologies, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. On October 27, 1999 the Board of Directors  of the Company  approved
(i) an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of common stock, $.001 par value to 50,000,000 shares, and (ii) to submit such amendment to the stockholders for their approval.

         2. On February 29, 2000 the Company held its annual stockholders meeting where stockholders approved the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of common stock (the "Stockholder Approval").

         3. Effective as of the date hereof, and after giving effect to the Board of Director's approval and the Stockholders' Approval, Paragraph A of
Article V of the Certificate of Incorporation shall be amended to provide as follows:

                                    ARTICLE V

         A. The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:


     Number of Shares       Par Value                Class of
     Authorized             Per Share                Stock
     ----------             ---------                -----
     50,000,000             $.001                    Common
     10,000,000             $.001                    Preferred


         4. That the remainder of the Certificate of Incorporation, including the balance of said Article V, is unaffected by this Amendment.

         5. That the foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the said Covol Technologies, Inc. has caused this Certificate to be executed by its duly authorized President this 1st day of March, 2000.

                                                     COVOL TECHNOLOGIES, INC.

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                                                     By: /s/ Brent M. Cook
                                                         -----------------------
                                                     Name: Brent M. Cook
                                                     Title: President

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